As filed with the Securities and Exchange Commission on December 23, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
Registration Statement Under The Securities Act of 1933
IXYS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	77-0140882
(State or other jurisdiction	(I.R.S. Employer
incorporation or organization)	Identification No.)
1590 Buckeye Drive
Milpitas, California 95035-7418
(408) 457-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

IXYS Corporation 2009 Equity Incentive Plan
(Full title of Plan)
Uzi Sasson
IXYS Corporation
1590 Buckeye Drive
Milpitas, California 95035
(408) 457-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
		Maximum	Aggregate	Amount of
	Amount To	Offering Price	Offering(2)	Registration Fee
Title of Securities to be Registered	Be Registered(1)	Per Share(2)	Price	(1)(2)
Common Stock ($0.01 par value) issuable under the IXYS Corporation 2009 Equity Incentive Plan	900,000	$6.72	$6,048,000	$431.23

(1)	This registration statement is a new registration statement. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Registrant’s common stock that become issuable under the 2009 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock.

(2)	The registration fee payable for 900,000 shares being registered hereby under the 2009 Equity Incentive Plan is estimated pursuant to Rule 457(h) of the Securities Act of 1933. The price per share and aggregate offering price for such shares are based on the average of the high and low prices of shares of the Registrant’s Common Stock reported on the New York Stock Exchange on December 18, 2009.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
IXYS Corporation (the “Registrant”) has filed this registration statement to register under the Securities Act of 1933, as amended, the offer and sale of 900,000 shares of common stock issuable pursuant to the Registrant’s 2009 Equity Incentive Plan. The 2009 Equity Incentive Plan was approved and adopted at the Registrant’s 2009 Annual Meeting of Stockholders held on September 10, 2009. The 900,000 shares issuable under the 2009 Equity Incentive Plan does not consist of any shares carried over from a prior plan.
Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The Registrant hereby incorporates by reference the following documents which have previously been filed with the Commission (File No.) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
     (a) Annual Report on Form 10-K for the fiscal year ended March 31, 2009, including all material incorporated by reference therein;
     (b) All other reports filed by the Registrant pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and
     (c) The description of the classes of securities offered hereby which is contained in a Registration Statement on Form 8-A/A dated September 15, 2000, setting forth a description of the Registrant’s common stock, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions.
     All other documents filed (not furnished) by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. DESCRIPTION OF SECURITIES
     Not applicable.
Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 145 of the Delaware General Corporation Law permits indemnification of a corporation’s officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.
     Article XI, Section 43 of the Registrant’s amended and restated bylaws provides that the Registrant will indemnify its directors to the fullest extent not prohibited by the Delaware General Corporation Law or other applicable law. The Registrant’s bylaws provide that the Registrant has the power, but is not required, to indemnify its employees and other agents as set forth in the Delaware General Corporation Law or other applicable law. The rights to indemnity under the Registrant’s bylaws continue as to a person who has ceased to be a director and inure to the benefit of the heirs, executors and administrators of the person. Expenses incurred by a director in defending any threatened or current civil, criminal, administrative or investigative action, suit or proceeding brought or threatened to be brought against the director by reason of the fact that he or she is or was director of the Registrant (or was serving at the Registrant’s request as a director or executive officer of another corporation or entity) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon request from the director and, if required by Delaware General Corporation Law, receipt of an undertaking by or on behalf of such director to repay any advanced amounts if it shall ultimately be determined that he or she is not entitled under Section 43 of the Registrant’s bylaws to be indemnified by the Registrant. Unless otherwise provided for in contracts between the Registrant and its officers, the Registrant is prohibited from advancing funds to officers if the Registrant determines that the facts known to the Registrant at the time of determination clearly and convincingly demonstrate that the officer acted in bad faith or in a manner that the officer did not believe to be in or not opposed to the best interests of the Registrant.
     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article VII of the Registrant’s Amended and Restated certificate incorporation provides that its directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.
     The Registrant has entered into indemnification agreements for the benefit of its directors and certain of its executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for: claims for an accounting of profits from the purchase or sale of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act; conduct that the Registrant determines was knowingly fraudulent or deliberately dishonest or that constituted willful misconduct; conduct that is established by a final judgment as constituting a breach of the duty of loyalty to the Registrant or resulting in any personal profit or advantage to the director or officer to which the director or officer was not legally entitled; any expenses for which payment is actually made to the director or officer under an insurance policy or indemnity clause, bylaw or agreement; any expenses or actions for which indemnification is not lawful; or expenses in connection with any proceeding (or part thereof) initiated by the director or officer against the Registrant or its directors, officers, employees or other agents, unless indemnification is expressly required to be made by law, the proceeding was authorized by the Registrant’s board of directors, the indemnification is provided by the Registrant pursuant to the powers vested in the Registrant by Delaware law, or the proceeding is initiated to enforce the director’s or officer’s rights under the indemnification agreement. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant a statement or statements that reasonably evidences such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification. The Registrant’s obligations under the indemnification agreements continue for as long as the director or officer is a director, officer, employee or other agent of the Registrant (or is serving at the Registrant’s request as a director or executive officer of another corporation or entity) and, after termination of the director’s or officer’s relationship with the Registrant, for so long as the director or officer shall be subject to any possible claim or action, suit or proceeding by reason of the fact that Agent was serving in the capacity referred to herein.
     The Registrant has purchased directors’ and officers’ liability insurance.
Item 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not Applicable.

Item 8. EXHIBITS

Exhibit Number	Description

5.1	Opinion of Counsel of IXYS Corporation

10.1	IXYS Corporation 2009 Equity Incentive Plan (incorporated herein by this reference to Exhibit 10.3 of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 10, 2009)

10.2	Form of Stock Option Agreement Pursuant to 2009 Equity Incentive Plan (incorporated herein by this reference to Exhibit 10.4 of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 10, 2009)

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	A power of attorney is set forth on the signature page of the Registration Statement

ITEM 9. UNDERTAKINGS
     (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
     (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California on December 23, 2009.

IXYS CORPORATION
By:	/s/ Nathan Zommer
Nathan Zommer
Chairman, and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Uzi Sasson and Dr. Nathan Zommer, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nathan Zommer Nathan Zommer	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2009

/s/ Uzi Sasson Uzi Sasson	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 23, 2009

/s/ Donald L. Feucht Donald L. Feucht	Director	December 23, 2009

/s/ Samuel Kory Samuel Kory	Director	December 23, 2009

/s/ S. Joon Lee S. Joon Lee	Director	December 23, 2009

Signature	Title	Date

/s/ Timothy A. Richardson	Director	December 23, 2009
Timothy A. Richardson

/s/ James M. Thorburn James M. Thorburn	Director	December 23, 2009

Exhibit Index

Exhibit Number	Description

5.1	Opinion of Counsel of IXYS Corporation

10.1	IXYS Corporation 2009 Equity Incentive Plan (incorporated herein by this reference to Exhibit 10.3 of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 10, 2009)

10.2	Form of Stock Option Agreement Pursuant to 2009 Equity Incentive Plan (incorporated herein by this reference to Exhibit 10.4 of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 10, 2009)

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	A power of attorney is set forth on the signature page of the Registration Statement